Exhibit 99.1

MIMEDX Announces Fourth Quarter and Full Year 2022 Operating and Financial Results

Reports Highest Quarterly Net Sales Since the Fourth Quarter of 2019

Quarterly Net Sales of $74.4 million Reflect Growth of 10% with Strong Contributions from Sales to the Surgical Market

Initiated the First of Two Registrational Clinical Trials for micronized dehydrated human amnion/chorion membrane (“mDHACM”) in the Treatment of Knee Osteoarthritis (“KOA”)

Management to Host Conference Call Today, February 28, 2023, at 5:00 PM ET

MARIETTA, Ga., February 28, 2023 — MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”), a pioneer and leader in placental biologics, today announced operating and financial results for the fourth quarter and full year 2022.

Joseph H. Capper, MIMEDX Chief Executive Officer (“CEO”), commented, “The MIMEDX team closed out 2022 on a high note, delivering the highest quarterly net sales in a couple of years. That strong momentum has continued into 2023, driven by our best-in-class product offering. These solid results and our continued commercial execution come despite the uneven playing field in the private physician office, specifically around Medicare reimbursement. We remain optimistic that reimbursement changes in this care setting, once finalized, can add even more momentum to our business.”

Mr. Capper continued, “During my first month at MIMEDX, I have been highly impressed by the experience, industry knowledge and competitive spirit throughout the company. As I look across MIMEDX, we have an excellent platform from which to build, our Wound & Surgical business in the U.S. is performing well, we have an emerging presence with a first-mover advantage in Japan and a robust product pipeline — including our mDHACM product with its registrational trial now underway. Furthermore, with a focus on cost management and targeted complementary investments, I am confident our business has the potential to grow significantly over time.”

Recent Operating and Financial Highlights:

•

Reported fourth quarter and full year 2022 net sales of $74.4 million and $267.8 million, representing increases of 10.3% and 3.6%, respectively, compared to fourth quarter and full year 2021. The Company’s full year 2022 net sales also reflect growth of 10.5% across its continuing portfolio of Advanced Wound Care products compared to full year 2021.

•	Appointed Joseph H. Capper CEO and Director.

•	Commenced the Company’s first registrational clinical trial for mDHACM in the treatment of KOA.

•	Announced commercial launch of EPIFIX® in Japan through exclusive distribution agreement with GUNZE MEDICAL LIMITED.

•	Appointed Ricci S. Whitlow Chief Operating Officer.

•	Announced Wound & Surgical product pipeline expansion via in-licensing and distribution agreement with Turn Therapeutics.

Key Fourth Quarter and Full Year 2022 Financial Metrics

•	Net sales of $74.4 million for fourth quarter 2022, compared to $67.4 million for the prior year period.

•	Net loss of $0.4 million for fourth quarter 2022, compared to net income of $2.2 million for the prior year period.

•	Adjusted EBITDA[1] of $7.3 million for fourth quarter 2022, compared to $3.6 million for the prior year period.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(in thousands)		(in thousands)
	2022	2021	2022	2021
Net sales	$74,375	$67,409	$267,841	$258,615
Net (loss) income	(415)	2,215	(30,197)	(10,285)
EBITDA[1]	2,043	4,427	(20,929)	125
Adjusted EBITDA[1]	7,317	3,609	3,914	18,726
Net (loss) income per common share - basic	$(0.02)	$0.01	$(0.33)	$(0.15)
Net (loss) income per common share - diluted	$(0.02)	$0.01	$(0.33)	$(0.15)

1.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Reconciliation of Non-GAAP Measures” for a reconciliation of EBITDA and Adjusted EBITDA to Net (loss) income, located in “Selected Unaudited Financial Information” of this release.

Segment Information

MIMEDX operates as two reportable segments: Wound & Surgical and Regenerative Medicine. A summary of the Company’s performance for the three months ended December 31, 2022 and 2021 by segment is summarized below (amounts in thousands):

Three Months Ended December 31, 2022

	Wound & Surgical	Regenerative Medicine	Corporate & Other[2]	Consolidated
Net sales	$73,609	$—	$766	$74,375
Cost of sales	13,335	—	1,034	14,369
Selling, general and administrative	37,631	—	12,315	49,946
Research and development	1,797	3,603	—	5,400
Amortization of intangible assets	—	—	182	182

Segment contribution	$20,846	$(3,603)

Investigation, restatement and related				3,406

Operating income				$1,072
Supplemental information
Depreciation expense	$427	$45	$324	$796
Share-based compensation	$907	$246	$715	$1,868

Three Months Ended December 31, 2021

	Wound & Surgical	Regenerative Medicine	Corporate & Other[2]	Consolidated
Net sales	$66,539	$11	$859	$67,409
Cost of sales	9,558	3	1,192	10,753
Selling, general and administrative	36,192	1,783	15,094	53,069
Research and development	1,783	2,790	—	4,573
Amortization of intangible assets	—	—	173	173

Segment contribution	$19,006	$(4,565)

Investigation, restatement and related				(4,513)
Impairment of intangible assets				53

Operating income				$3,301
Supplemental information
Depreciation expense	$472	$33	$468	$973
Share-based compensation	$1,330	$313	$1,999	$3,642

2.	Net sales in Corporate & Other reflect the Company’s only sales of Dental products, from a contract under which sales will terminate in 2023.

Segment results for the year ended December 31, 2022 and 2021 can be found at the end of this press release.

Net Sales

MIMEDX reported net sales for the three months ended December 31, 2022, of $74.4 million, compared to $67.4 million for the three months ended December 31, 2021, an increase of 10.3%. Net sales growth came from solid contributions in both the Wound & Surgical end markets.

For the full year 2022, MIMEDX reported net sales of $267.8 million, compared to $258.6 million in the prior year period, reflecting growth of 3.6%. MIMEDX’s full year 2022 net sales also reflect growth of 10.5% across its continuing portfolio of Advanced Wound Care products.

Gross Profit and Margin

Gross profit for the three months ended December 31, 2022, was $60.0 million, an increase of $3.4 million as compared to the prior year. For the full year 2022, gross profit was $219.5 million, reflecting an increase of $4.2 million compared to the prior year period.

Gross margin for the three months ended December 31, 2022, was 80.7%, compared to 84.0% for the three months ended December 31, 2021. For the full year 2022, MIMEDX reported gross margin of 82.0%, compared to 83.3% for the full year 2021.

Gross margins were negatively influenced in both the fourth quarter and for the full year 2022 by impacts from production variances, primarily due to lower production levels.

Operating Expenses

Selling, general and administrative (“SG&A”) expenses for the three months ended December 31, 2022 were $50.0 million compared to $53.1 million for the three months ended December 31, 2021. SG&A expense during the fourth quarter 2022 included increased sales commissions and the impact of severance associated with restructuring activities. Lower compensation expense, principally due to year-end incentive adjustments, more than offset the impact of the increased costs.

For the full year 2022, SG&A expenses totaled $208.8 million, compared to $198.4 million for the prior year period. The increase was driven by higher travel expenses, sales commissions, bad debt expense and severance costs, all of which were partially offset by the reversal of share-based compensation expense associated with the severance activities and lower professional service expenses.

Research and development expenses were $5.4 million for the three months ended December 31, 2022 compared to $4.6 million for the three months ended December 31, 2021. The increase was primarily driven by higher costs associated with our KOA clinical program. For the full year 2022, research and development expenses totaled $22.8 million compared to $17.3 million in 2021. In addition to the spend related to the KOA efforts, the increase in research and development expenses for the full year was also driven by costs associated with the launches of our recent products and higher personnel costs.

Investigation, restatement and related expense for the three months ended December 31, 2022 was an expense of $3.4 million compared to a benefit of $4.5 million for the three months ended December 31, 2021. For the full year 2022, investigation, restatement and related expenses totaled $12.2 million compared to $3.8 million in 2021.

Net losses for the three months and full year ended December 31, 2022, were $0.4 million and $30.2 million, respectively, compared to net income of $2.2 million for the three months ended December 31, 2021 and a net loss of $10.3 million for the year ended December 31, 2021.

Cash and Cash Equivalents

As of December 31, 2022, the Company had $66.0 million of cash and cash equivalents compared to $87.1 million as of December 31, 2021 and $73.2 million as of September 30, 2022. The decrease during the year ended December 31, 2022 reflects payments of accrued compensation, which included the payment of annual employee incentives, and the payment of payroll taxes, some of which had been deferred under the Coronavirus Aid, Relief, and Economic Security Act. The decrease also reflects the initial payment to Turn Therapeutics in connection with our licensing and distribution agreement.

Financial Goals

The Company’s goal is to deliver net sales percentage growth in the low double-digits annually.

In 2023, the Company expects to see continued growth in both the wound and surgical end markets throughout the year, particularly in the hospital and wound care clinic sites-of-service, as well as a modest contribution from sales generated in Japan. However, in light of the ongoing uncertainty around potential changes to the U.S. Centers for Medicare and Medicaid Services reimbursement in the private physician office setting, the Company anticipates a continued challenging environment in this site-of-service during the year.

As previously communicated, the Company has goals to achieve a Wound & Surgical segment contribution margin at or above 30% of segment net sales and corporate expenses as a percentage of sales below 20%.

KOA Registrational Clinical Trial Details

The registrational trial for KOA, which is now underway, will study approximately 470 patients randomized into three arms: (1) a control group receiving a single intra-articular placebo injection; (2) a treatment group receiving a single intra-articular injection of 40 mg mDHACM; and (3) a treatment group receiving a single intra-articular injection of 100 mg mDHACM. Co-primary endpoints include statistically significant improvement in Pain and Function scores at six months, as measured on the Western Ontario and McMaster Universities (“WOMAC”) Osteoarthritis Index. An additional six month follow-up evaluation is also included in the trial protocol, developed following extensive dialogue with the United States Food & Drug Administration and in partnership with the Company’s Contract Research Organizations.

Conference Call and Webcast

MIMEDX will host a conference call and webcast to review its fourth quarter and full year 2022 results on Tuesday, February 28, 2023, beginning at 5:00 p.m., Eastern Time. The call can be accessed using the following information:

Webcast: Click here

U.S. Investors: 877-407-6184

International Investors: 201-389-0877

Conference ID: 13735959

A replay of the webcast will be available for approximately 30 days on the Company’s website at www.mimedx.com following the conclusion of the event.

Important Cautionary Statement

This press release includes forward-looking statements. Statements regarding: (i) our confidence that our business has the potential to grow significantly over time; (ii) our optimism that reimbursement changes in the private physician office care setting, once finalized, can add momentum to our business; (iii) future sales or sales growth; (iv) our goals and expectations for future financial results, including net sales, segment contribution margins and levels of expenses; (v) our expectations regarding a continued challenging environment in the private physician office site-of-service; (vi) our expectations regarding the timing of clinical programs and trials; (vii) our expectations regarding the timing and impact of new product launches; and (viii) the effectiveness of amniotic tissue as a therapy for any particular indication or condition. Additional forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “goal,” “outlook,” “potential,” “will,” “preliminary,” and similar expressions, and are based on management’s current beliefs and expectations.

Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) future sales are uncertain and are affected by competition, access to customers, patient access to healthcare providers, the reimbursement environment and many other factors; (ii) the status, timing, results and expected results of the Company’s clinical trials and planned regulatory submissions, and our expectations regarding our ability to potentially accelerate the timing of any trial or regulatory submission, depend on a number of factors including favorable trial results, patient access, and our ability to manufacture in accordance with Current Good Manufacturing Practices (“CGMP”) and appropriate CMC; (iii) the Company may change its plans due to unforeseen circumstances, or delays in analyzing and auditing results, and may delay or alter the timeline for future trials, analyses, or public announcements; (iv) our access to hospitals and health care provider facilities could be restricted as a result of the ongoing COVID-19 pandemic or other factors; (v) the results of scientific research are uncertain and may have little or no value; (vi) our ability to sell our products in other countries depends on a number of factors including adequate levels of reimbursement, market acceptance of novel therapies, and our ability to build and manage a direct sales force or third party distribution relationship; (vii) the effectiveness of amniotic tissue as a therapy for particular indications or conditions is the subject of further scientific and clinical studies; and (viii) we may alter the timing and amount of planned expenditures for research and development based on the results of clinical trials and other regulatory developments. The Company describes additional risks and uncertainties in the Risk Factors section of its most recent annual report and quarterly reports filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

About MIMEDX

MIMEDX is a pioneer and leader in placental biologics, developing and distributing placental tissue allografts to help address unmet clinical needs in multiple sectors of healthcare, including the Advanced Wound Care market as well as in surgical recovery settings. MIMEDX is also focused on advancing a promising late-stage pipeline opportunity targeted at decreasing pain and improving function for patients with knee osteoarthritis. Our products are derived from human placental tissues and processed using our proprietary methods, including the Company’s own PURION® process. We employ Current Good Tissue Practices, Current Good Manufacturing Practices, and terminal sterilization to produce our allografts. MIMEDX has supplied over two million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Contact:

Matt Notarianni

Investor Relations

470.304.7291

mnotarianni@mimedx.com

Selected Unaudited Financial Information

MiMedx Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands) Unaudited

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$65,950	$87,083
Accounts receivable, net	43,084	40,353
Inventory	13,183	11,389
Prepaid expenses	8,646	6,146
Income tax receivable	704	743
Other current assets	2,631	2,809

Total current assets	134,198	148,523
Property and equipment, net	7,856	9,165
Right of use asset	3,400	4,696
Goodwill	19,976	19,976
Intangible assets, net	5,852	5,383
Other assets	148	186

Total assets	$171,430	$187,929

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$8,847	$7,385
Accrued compensation	21,852	23,595
Accrued expenses	11,024	9,812
Other current liabilities	1,834	1,565

Total current liabilities	43,557	42,357
Long term debt, net	48,594	48,127
Other liabilities	4,773	4,869

Total liabilities	96,924	95,353
Convertible preferred stock	92,494	92,494
Total stockholders’ (deficit) equity	(17,988)	82

Total liabilities, convertible preferred stock, and stockholders’ (deficit) equity	$171,430	$187,929

MiMedx Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts) Unaudited

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$74,375	$67,409	$267,841	$258,615
Cost of sales	14,369	10,754	48,316	43,283

Gross profit	60,006	56,655	219,525	215,332

Operating expenses:
Selling, general and administrative	49,946	53,068	208,789	198,359
Research and development	5,400	4,573	22,829	17,344
Investigation, restatement and related	3,406	(4,513)	12,177	3,791
Amortization of intangible assets	182	173	701	820
Impairment of intangible assets	—	53	—	53

Operating income (loss)	1,072	3,301	(24,971)	(5,035)

Other expense, net
Interest expense, net	(1,451)	(1,174)	(5,016)	(4,980)
Other expense, net	(2)	(20)	(4)	(23)

(Loss) income before income tax provision	(381)	2,107	(29,991)	(10,038)
Income tax provision (expense) benefit	(34)	108	(206)	(247)

Net (loss) income	$(415)	$2,215	$(30,197)	$(10,285)

Net (loss) income available to common shareholders	$(2,110)	$618	$(36,777)	$(16,421)

Net (loss) income per common share - basic	$(0.02)	$0.01	$(0.33)	$(0.15)
Net (loss) income per common share - diluted	$(0.02)	$0.01	$(0.33)	$(0.15)
Weighted average common shares outstanding - basic	113,676,496.00	110,997,001.00	112,909,266.00	110,353,406.00
Weighted average common shares outstanding - diluted	113,676,496.00	113,183,886.00	112,909,266.00	110,353,406.00

MiMedx Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands) Unaudited

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	(30,197)	(10,285)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Share-based compensation	12,666	14,757
Depreciation	3,345	4,363
Bad debt expense	2,820	—
Amortization of intangible assets	701	820
Amortization of deferred financing costs and debt discount	467	1,055
Non-cash lease expenses	1,259	989
Accretion of asset retirement obligation	92	81
Impairment of intangible assets	—	53
Loss on fixed asset disposal	(17)	262
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(5,550)	(4,930)
Inventory	(1,794)	(1,028)
Prepaid expenses	(2,500)	(542)
Income taxes	39	9,302
Other assets	(333)	675
Accounts payable	1,053	(326)
Accrued compensation	(1,744)	5,128
Accrued expenses	1,762	(21,197)
Other liabilities	38	(1,159)

Net cash flows used in operating activities	(17,893)	(1,982)

Cash flows from investing activities:
Purchases of property and equipment	(1,514)	(3,218)
Cash paid for licensing agreement	(1,000)	—
Patent application costs	(170)	(252)
Proceeds from sale of equipment	24	—
Principal payments from note receivable	—	75

Net cash flows used in investing activities	(2,660)	(3,395)

Cash flows from financing activities:
Stock repurchased for tax withholdings on vesting of restricted stock	(1,190)	(4,751)
Proceeds from exercise of stock options	651	1,437
Principal payments on finance lease	(41)	(38)

Net cash flows used in financing activities	(580)	(3,352)

Net change in cash	(21,133)	(8,729)

Cash and cash equivalents, beginning of period	87,083	95,812

Cash and cash equivalents, end of period	65,950	87,083

MiMedx Group, Inc.

Segment Reporting for the Year Ended December 31, 2022

(in thousands) Unaudited

	Wound & Surgical	Regenerative Medicine	Corporate & Other	Consolidated
Net sales	$264,906	$—	$2,935	$267,841
Cost of sales	44,462	—	3,854	48,316
Selling, general and administrative expense	145,887	—	62,902	208,789
Research and development expense	7,836	14,993	—	22,829
Amortization of intangible assets	—	—	701	701

Segment contribution	$66,721	$(14,993)

Investigation, restatement and related expense				12,177

Operating loss				$(24,971)
Supplemental information
Depreciation expense	$1,791	$165	$1,389	$3,345
Share-based compensation	$6,513	$1,158	$4,995	$12,666

MiMedx Group, Inc.

Segment Reporting for the Year Ended December 31, 2021

(in thousands) Unaudited

	Wound & Surgical	Regenerative Medicine	Corporate & Other	Consolidated
Net sales	$238,940	$16,596	$3,079	$258,615
Cost of sales	35,204	3,655	4,424	43,283
Selling, general and administrative expense	123,583	12,910	61,866	198,359
Research and development expense	5,864	11,480	—	17,344
Amortization of intangible assets	—	—	820	820

Segment contribution	$74,289	$(11,449)

Investigation, restatement and related expense				3,791
Impairment of intangible assets				53

Operating loss				$(5,035)
Supplemental information
Depreciation expense	$1,644	$246	$2,473	$4,363
Share-based compensation	$5,158	$1,461	$8,138	$14,757

Reconciliation of Non-GAAP Measures

In addition to our GAAP results, we provide certain non-GAAP metrics including Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and Adjusted EBITDA. We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements. Company management uses these Non-GAAP measurements as aids in monitoring our ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against comparable companies.

EBITDA is intended to provide a measure of the Company’s operating performance as it eliminates the effects of financing and capital expenditures. EBITDA consists of GAAP net (loss) income excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, and (iv) income tax provision. Adjusted EBITDA is intended to provide a normalized view of EBITDA and our broader business operations that we expect to experience on an ongoing basis by removing certain non-cash items and items that may be irregular, one-time, or non-recurring from EBITDA. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted EBITDA consists of GAAP net (loss) income excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, (iv) income tax provision, (v) costs incurred in connection with the Audit Committee Investigation and Restatement (as defined in our most recent Annual Report on Form 10-K), (vi) share-based compensation, and (vii) impairment of intangible assets.

A reconciliation of GAAP net loss to EBITDA and Adjusted EBITDA appears in the table below (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net (loss) income	$(415)	$2,215	$(30,197)	$(10,285)
Net margin	(0.6)%	3.3%	(11.3)%	(11.3)%
Non-GAAP Adjustments:
Depreciation expense	796	973	3,345	4,363
Amortization of intangible assets	182	173	701	820
Interest expense, net	1,451	1,174	5,016	4,980
Income tax provision	29	(108)	206	247

EBITDA	$2,043	$4,427	$(20,929)	$125

EBITDA margin	2.7%	6.6%	(7.8)%	—%
Additional Non-GAAP Adjustments

Costs incurred in connection with Audit Committee Investigation and Restatement	3,406	(4,513)	12,177	3,791
Share-based compensation	1,868	3,642	12,666	14,757
Impairment of intangible assets	—	53	—	53

Adjusted EBITDA	$7,317	$3,609	$3,914	$18,726

Adjusted EBITDA margin	9.8%	5.4%	1.5%	7.2%